SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ______________

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*


                                  Intrado Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, per share $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    78388X105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 78388X105                    13G                    PAGE 2 OF 11 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NV PARTNERS II LP
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,109,329 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,109,329 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,109,329 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 Pages

-------------------                                           ------------------
CUSIP NO. 78388X105                    13G                    PAGE 3 OF 11 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NVPG II LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,109,329 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,109,329 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,109,329 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 Pages

-------------------                                           ------------------
CUSIP NO. 78388X105                    13G                    PAGE 4 OF 11 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ANDREW GARMAN
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,109,329 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,109,329 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,109,329 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 Pages

-------------------                                           ------------------
CUSIP NO. 78388X105                    13G                    PAGE 5 OF 11 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        THOMAS UHLMAN
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,109,329 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,109,329 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,109,329 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 Pages

-------------------                                           ------------------
CUSIP NO. 78388X105                    13G                    PAGE 6 OF 11 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        STEPHEN SOCOLOF
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,109,329 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,109,329 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,109,329 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.4%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 11 Pages

ITEM 1(A).    NAME OF ISSUER: Intrado Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              1601 Dry Creek Drive, Longmont, CO 80503.

ITEM 2(A). NAMES OF PERSONS FILING: NV Partners II LP ("NVP"), NVPG II LLC ("NVPG LLC") which is the sole general partner of NVP, Thomas Uhlman ("Uhlman"), Stephen Socolof ("Socolof") and Andrew Garman ("Garman"). Uhlman, Socolof and Garman are individual managing members of NVPG LLC ("Managing Members"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              The address of the principal business office of NVP, NVPG LLC, Uhlman, Socolof and Garman is New Venture Partners, 98 Floral Avenue, Murray Hill, NJ 07974.

ITEM 2(C). CITIZENSHIP: NVP is a limited partnership organized under the laws of the State of Delaware. NVPG LLC is a limited liability company organized under the laws of the State of Delaware. Each of the Managing Members is a United States citizen.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $0.001 per share ("Common Stock").

ITEM 2(E).    CUSIP NUMBER: 78388X105.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D- 1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

              (b)          [ ] Bank as defined in Section 3(a)(6) of the Act.

              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

              (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

              (e) [ ] Investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

              (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

              (g) [ ] A Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G).

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

                               Page 7 of 11 Pages

              (j)          [ ] Group, in accordance with
                           ss.240.13d-1(b)(1)(ii)(J).

              None of the above.

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: NVP is the record owner of 1,109,329 shares of Common Stock (the "Record Shares") as of December 31, 2004. As the general partner of NVP, NVPG LLC may be deemed to own beneficially the Record Shares. As individual managing members of NVPG LLC, each Managing Member may be deemed to own beneficially all of the Record Shares.

              (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 17,404,265 shares of Common Stock reported to be outstanding as of November 1, 2004 in the Issuer's most recently filed Quarterly Statement on Form 10-Q, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                    (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                    (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                    (iv) shared power to dispose or to direct the disposition
                         of: See Line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

                               Page 8 of 11 Pages

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              By signing below each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



















                               Page 9 of 11 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005


NV PARTNERS II LP

By: NVPG II LLC, its General Partner


      By: /s/ Andrew Garman
          -------------------------
          Andrew Garman
          Managing Member

NVPG II LLC


By: /s/ Andrew Garman
    ----------------------
    Andrew Garman
    Managing Member


/s/ Andrew Garman
-----------------------
Andrew Garman


/s/ Thomas Uhlman
-----------------------
Thomas Uhlman


/s/ Stephen Socolof
-----------------------
Stephen Socolof




                               Page 10 of 11 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Intrado Inc.

     EXECUTED as a sealed instrument this 14th day of February, 2005.

NV PARTNERS II LP

By: NVPG II LLC, its General Partner


      By: /s/ Andrew Garman
          --------------------
          Andrew Garman
          Managing Member

NVPG II LLC


By: /s/ Andrew Garman
    ---------------------
    Andrew Garman
    Managing Member


/s/ Andrew Garman
-----------------------
Andrew Garman


/s/ Thomas Uhlman
-----------------------
Thomas Uhlman


/s/ Stephen Socolof
-----------------------
Stephen Socolof






                               Page 11 of 11 Pages